SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                       January 21, 2004 (January 7, 2004)

                            CAPITAL GOLD CORPORATION
             (Exact name of registrant as specified in its charter)

             NEVADA                        0-13078               13-3180530
(State or other jurisdiction of          (Commission          (I.R.S. Employer
 incorporation or organization)          File Number)        Identification No.)

                      76 Beaver Street, New York, NY 10005
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 344-2785

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Item 5. Other Events and Regulation FD Disclosure.

On January 7, 2004, Minera Santa Rita S. de R.L. de C.V. ("MSR"), one of our wholly-owned Mexican affiliates, executed an amendment to its joint venture agreement with Grupo Minero FG S.A. de C.V. ("FG") with regard to the El Chanate project in Mexico. Pursuant to this amendment, FG has reduced its interest in the venture from 31% to 30% and waived its right to earn up to an additional 14% interest in the venture and agreed to pay us $10,850 (representing 30% of certain funds provided by us that MSR spent on Phase Two in excess of the approved budget for Phase Two). In return, MSR has waived FG's obligation to contribute $106,401, waived FG's obligation to contribute certain equipment (Phase Three), waived MSR's right to dilute or to buy out FG's interest for FG's failure to make the above Phase Two $106,401 payment. MSR has not waived its right to dilute FG for FG's failure to make requisite future contributions.

In addition, Phase Two will conclude on receipt of the first funds from Royal Gold, with whom we are currently negotiating a financing arrangement for the El Chanate Project, or Royal Gold's determination not to proceed with the funding, whichever occurs first. With the elimination of Phase Three, Phase Four will commence the day following receipt of the first funds from Royal Gold and Phase Five will commence on the date "Optimal Level of Production" is achieved at the El Chanate Project, as defined by MSR and FG.

If funding for Phase Four is not obtained from Royal Gold or another lender willing to provide funding for Phase Four (the "Lender") on or before March 31, 2004, the joint venture will terminate unless MSR and FG (the "Venturers") elect to continue funding the joint venture. If the joint venture terminates, title to the concessions and the surface land at the El Chanate Project will remain in Oro de Altar, another of our wholly-owned subsidiaries.

Unless otherwise agreed to by the Venturers, until the commencement of Phase Four, the Venturers will contribute to the venture in proportion to their venture interest (30/70) in cash or in work or services, at the election of the contributing party. Pursuant to the amendment, once Phase Four commences and until the beginning of Phase Five, the Venturers will pay in cash only, in proportion to their venture interests, expenditures and costs that cannot be covered with funds from the Lender. During Phase Five, Venturers will contribute proportionately cash only if expenditures and costs cannot be covered by income generated in operation of the mine. In the 2004 budget, the Venturers have varied slightly the periods during calendar 2004 when Venturers are permitted to contribute work or services in lieu of cash. A failure of a Venturer to make its required additional cash contributions will result in a dilution of that Venturer's interest in the venture. A failure of a Venturer who contributes work or services to timely provide such work or services will result in interest accruing in favor of the other Venturer at the LIBOR rate plus 5.45 percent and could result in dilution of that Venturer's interest in the venture.

MSR has granted FG a right of first refusal to carry out certain works and services required by the project provided FG at least matches the best bid received for such works and services in terms of price, time and quality.


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To facilitate obtaining funding from a Lender, MSR has agreed that its operating rights will be subject to the loan agreement with the Lender and the Lender will be permitted to participate on the Technical Committee. The Technical Committee provides non-binding technical advice on the project and currently consists of three members from MSR and two members from FG. In addition, the Venturers have agreed that (i) required payments to the seller from whom we purchased the Mexican company that originally owned the El Chanate concessions and surface lands and (ii) required payments to the Lender will be made prior to distribution of profits to the Venturers.

The foregoing discussion is qualified in its entirety by reference to the full text of the amendment which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Although Phase Three, FG's contribution of equipment, has been eliminated from the agreement, we are aware of alternate sources of equipment that appear to be well suited for processing at the El Chanate project. We are currently looking at whether this equipment is available for acquisition and the costs that would be associated with such acquisition. We cannot assure that we will be able to acquire this or comparable equipment at a reasonable price.

Item 7. Financial Statement and Exhibits.

(c)   Exhibits.

10.1 English version of Amendment to joint venture agreement between Minera Santa Rita S. de R.L. de C.V. and Grupo Minero FG S.A. de C.V.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                        CAPITAL GOLD CORPORATION


                                        By:  /s/ Gifford A Dieterle
                                             ---------------------------------
                                              Gifford A Dieterle
                                              President/Treasurer

Date: January 22, 2004


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